UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2013

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Vantis, Suite 350
Aliso Viejo, California	92656
(Address of Principal Executive Offices)	(Zip Code)

(949) 330-4000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 2, 2013, a wholly-owned subsidiary (“Buyer”) of Sunstone Hotel Investors, Inc. (“Company”) completed the acquisition of the 802-room Hyatt Regency San Francisco hotel located in San Francisco, California (the “Hotel”) from a third-party seller (“Seller”), for a gross purchase price of $262.5 million (or approximately $327,000 per key). The acquisition was funded with proceeds from the Company’s November 1, 2013 issuance of common stock. The Hotel will continue to be operated by Hyatt Corporation under an operating lease with economics that follow a typical management fee structure.

There are no material relationships between the Seller and the Buyer or the Company or any of their respective affiliates, or any director or officer of the Buyer or the Company, or any associate of any such director or officer, other than in respect to the acquisition of the Hotel.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

With respect to the Hotel acquisition discussed above in Item 2.01, the financial statements required by Item 9.01(a) are currently being prepared. The Company will file the required financial statements under the cover of Form 8-K/A as soon as practicable but no later than 71 calendar days after the date on which this initial Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

With respect to the Hotel acquisition discussed above in Item 2.01, the financial statements required by Item 9.01(b) are currently being prepared. The Company will file the required pro forma financial information under the cover of Form 8-K/A as soon as practicable but no later than 71 calendar days after the date on which this initial Current Report on Form 8-K is required to be filed.

(d) Exhibits.

See Exhibit Index below.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 2, 2013, announcing the acquisition of the Hyatt Regency San Francisco hotel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date: December 2, 2013	By:	/s/ Bryan A. Giglia
Bryan A. Giglia
Principal Financial Officer and Duly Authorized Officer